                                  SCHEDULE 14C
                                 (RULE 14C-101)

                 INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Check the appropriate box:

[ ]  Preliminary Information Statement          [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14c-5(d)(2))
[X]  Definitive Information Statement

                            AMERISTEEL CORPORATION
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

     [X]  No Fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              [AMERISTEEL LOGO]

                             AMERISTEEL CORPORATION
                        5100 W. LEMON STREET, SUITE 312
                              TAMPA, FLORIDA 33609



                             INFORMATION STATEMENT

                        Written Consent of Stockholders
                                 In Lieu of an
                         Annual Meeting of Stockholders



To the Stockholders of                                             July 17, 1997
AmeriSteel Corporation:



         This Information Statement is furnished pursuant to Regulation 14C of the Securities Exchange Act of 1934, as amended, to provide information regarding certain action being taken by written consent by the holders of a majority of the outstanding shares of common stock (the "Common Stock") of AmeriSteel Corporation ("AmeriSteel" or the "Company"). Certain stockholders of the Company, owning approximately 99.3% of the outstanding Common Stock, intend to act by written consent in lieu of an Annual Meeting of Stockholders to elect eight directors, representing all of the members of the Board of Directors of the Company. The written consent is to be submitted to the Company and become effective on August 15, 1997.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND TO THE COMPANY A PROXY.

         At the close of business on June 30, 1997, there were 1,075,174 shares of Common Stock outstanding, each of which is entitled to one vote.

         The approximate date on which this Information Statement is to be mailed to stockholders is July 17, 1997.

                               SECURITY OWNERSHIP

         The following table sets forth, as of June 30, 1997, the number of shares of the Company's Common Stock beneficially owned by (i) each person known to the Company as having beneficial ownership of more than 5% of the Company's Common Stock together with such person's address if other than the Company's address, (ii) each of its directors and nominees to become a director, (iii) each named executive officer (as defined herein under "Executive Compensation" and pursuant to Securities and Exchange Commission rules) and (iv) all directors and executive officers as a group.

                                                                    Amount and Nature
                             Name of Beneficial Owner                 of Beneficial     Percent
                                or Number in Group                     Ownership(1)     of Class
                  ----------------------------------------------    -----------------   --------
                  FLS Holdings Inc. ............................        9,000,000         89.3%
                  Phillip E. Casey .............................        1,006,892(2)      10.0%
                  J. Donald Haney ..............................            4,176            *
                  Tom J. Landa .................................           12,160            *
                  James F. Oliver ..............................            1,672            *
                  Shuzo Hikita .................................                0            -
                  Koichi Takashima .............................                0            -
                  Akihiko Takashima ............................                0            -
                  Hideichiro Takashima .........................                0            -
                  Ryutaro Yoshioka .............................                0            -
                  Thomas G. Creed(3) ...........................                0            -
                  Jams C. Hogue(3) .............................                0            -
                  All Directors and Executive Officers
                  as a Group (17 persons) ......................        1,031,956         10.2%


         *Less than one percent

         (1) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares as to which a person has or shares voting power and/or investment power. Except as otherwise indicated, all shares are held of record with sole voting and investment power.

         (2) Includes 67,200 shares of Common Stock, or .7% of outstanding shares, gifted by Mr. Casey pursuant to Transfer and Proxy Agreements between Mr. Casey and certain donees. The gifted shares are subject to certain restrictions set forth in the agreements. Under the agreements, Mr. Casey is appointed as attorney-in-fact with full power to vote the shares in accordance with the decision of the holders of a majority of the shares of Common Stock held by the donee stockholders and Mr. Casey. As a result, Mr. Casey has the right to vote all 67,200 shares.

         (3) Messrs. Creed and Hogue retired from the Company in November 1996 and May 1997, respectively.

                             ELECTION OF DIRECTORS

         Directors are elected for one year terms and until their successors are duly elected and qualified. The Company's By-Laws provide that directors shall be elected by a plurality of the votes cast. As of July 16, 1997 there are eight members on the Company's Board of Directors.

         Stockholders owning approximately 99% of the outstanding shares of Common Stock (the "Majority Stockholders") intend by written consent in lieu of an Annual Meeting of Stockholders of the Company to elect the following eight nominees to act as directors of the Company.

                                Koichi Takashima
                               Akihiko Takashima
                                Phillip E. Casey
                                  Tom J. Landa
                                J. Donald Haney
                                  Shuzo Hikita
                              Hideichiro Takashima
                                Ryutaro Yoshioka

         The proposed nominees for election as directors are willing to be reelected as directors. If as a result of circumstances not now known or foreseen, a nominee shall be unavailable or unwilling to serve as a director, the Majority Stockholders may elect such other person as they deem advisable.

         The following table sets forth certain information regarding the nominees for directors:

                           NAME                   AGE        YEARS AS A DIRECTOR
                           ----                   ---        -------------------
                  Koichi Takashima ...........     74                  4
                  Akihiko Takashima ..........     60                  4
                  Phillip E. Casey ...........     54                  3
                  Tom J. Landa ...............     45                  *
                  J. Donald Haney ............     61                  9
                  Shuzo Hikita ...............     54                  *
                  Hideichiro Takashima .......     39                  2
                  Ryutaro Yoshioka ...........     58                  2


* Mr. Landa was elected as a director in March 1997 to fill the vacancy created by the retirement of Thomas G. Creed in November 1996. Mr. Hikita was elected as a director in September 1996 to fill the vacancy created by the resignation of Shoji Nakamura

         KOICHI TAKASHIMA has been Chairman of Kyoei Steel, Ltd. ("Kyoei Steel") for more than 5 years.

         AKIHIKO TAKASHIMA has been Director of Kyoei Steel for more than 5 years.

         PHILLIP E. CASEY has been Chairman of the Board, Chief Executive Officer and a director since June 1994. Prior to joining the Company, Mr. Casey was an officer of Birmingham Steel Corporation for more than 5 years.

         TOM J. LANDA has been Chief Financial Officer, Vice President and Secretary of the Company since April 1995. Mr. Landa was elected a director of AmeriSteel in March 1997. Mr. Landa was also appointed to the Executive Committee in March 1997. Before joining the Company, Mr. Landa spent over 19 years in various financial management positions with Exxon Corporation and its affiliates worldwide.

         J. DONALD HANEY has been Group Vice President, Fabricated Steel Group since 1979 and a director of the Company since 1988.

         SHUZO HIKITA has been Vice President of Engineering since September 1996 and a director of the Company since September 1996. Prior to September 1996, Mr. Hikita held several management positions with Kyoei Steel including Division Manager of Kyoei Steel's Hirakata mill from 1994 to 1996. From 1992 to 1993, Mr. Hikita was a Vice President with Auburn Steel.

         HIDEICHIRO TAKASHIMA has been an executive of Kyoei Steel for more than 5 years.

         RYUTARO YOSHIOKA has been an executive of Kyoei Steel since July 1, 1994, and before this, an executive of Bank of Tokyo for more than 5 years.

         Koichi Takashima and Akihiko Takashima are brothers. Hideichiro Takashima is the son of Koichi Takashima. None of the other directors are related to one another.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

         The Board of Directors held two meetings during fiscal 1997. All incumbent directors except Messrs. Koichi Takashima, Akihiko Takashima, and Hideichiro Takashima attended at least 75% of all meetings of the Board. All incumbent directors attended at least 75% of all meetings of the Committees of which they were members.

         The Board of Directors has a standing Executive Committee, Executive Compensation Committee, and Audit Committee.

         The members of the Executive Committee are Messrs. Casey and Landa and included Mr. Fujimura until his retirement on June 25, 1997. The Executive Committee held two meetings during fiscal 1997. The Executive Committee is endowed, during the intervals between meetings of the directors and to the extent permitted by the Florida Business Corporation Act, with all the powers of the directors in the management and control of the business.

         The Executive Compensation Committee members are Mr. Koichi Takashima, Mr. Akihiko Takashima and Mr. Ryutaro Yoshioka and included Mr. Takeshi Fujimura until his retirement on June 25, 1997. No meetings of the Executive Compensation Committee were held during fiscal 1997. The Compensation Committee's principal responsibility is to provide recommendations to the Board regarding compensation for executive officers of the Company.

         The Audit Committee members are Mr. Koichi Takashima and Mr. Akihiko Takashima and included Mr. Takeshi Fujimura until his retirement on June 25, 1997. No meetings of the Audit Committee were held during fiscal 1997. This committee provides the opportunity for direct communication with the independent certified public accountants and the Board. The Audit Committee communicates with the certified public accountants periodically to review their effectiveness during the annual audit program and to discuss the Company's internal control policies and procedures.

         The Board of Directors does not have a Nominating Committee because the Board as a whole functions in this capacity.

COMPENSATION OF DIRECTORS

         No director receives separate compensation for services rendered as a director. Expenses incurred by directors who are employees of the Company to attend meetings of the Board of Directors or committees thereof are covered by the Company. The Company does not reimburse expenses incurred by non-employee directors to attend board meetings.

         SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and beneficial owners of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely upon its review of such forms, the Company believes all such reports were submitted on a timely basis during the fiscal year ended March 31, 1997.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

         This report is submitted by the Executive Compensation Committee with respect to the compensation policies applicable to the Company's executive officers for fiscal 1997. The Executive Compensation Committee is represented by non-employee directors Mr. Koichi Takashima, Mr. Akihiko Takashima, and Mr. Ryutaro Yoshioka and included Mr. Takeshi Fujimura until has retirement on June 25, 1997.

GENERAL POLICIES

         The Company's executive compensation system is intended to attract, retain, and motivate high quality executive officers who can enhance stockholder value, and to support a performance-oriented environment that rewards achievement of the Company's planned financial goals. The Committee believes that linking executive compensation to corporate performance, through an emphasis on performance bonuses, results in better alignment of compensation with corporate goals and stockholder interests. The Committee also believes that through stock ownership and stock options it has created a program that promotes stockholder value creation in the long term. In evaluating the performance of executive officers, the Committee's approach is to consult with the Chief Executive Officer, except when evaluating his performance, in which case the Committee's approach is to meet and deliberate independently without the Chief Executive Officer being present.

         The Company compensates its executive officers through three principal types of compensation; annual base salary, annual incentive bonuses, and long-term incentive award through stock options and restricted stock. The Committee's policies regarding the types of compensation are discussed below.

BASE SALARY

         The annual base salary of each of AmeriSteel's executive officers is based upon the scope of his or her responsibility and accountability within the Company, as well as performance and experience criteria. In setting the level of base salary for executive officers, other than the Chief Executive Officer, the Committee's approach is to review the Chief Executive Officer's recommendations together with other information from independent compensation consultants. The Chief Executive Officer's salary is based primarily upon the terms of his five year employment agreement dated June 1, 1994.

ANNUAL INCENTIVE COMPENSATION

         Each year the Executive Compensation Committee recommends to the Board of Directors cash bonuses primarily for a majority of the executive officers of the Company. The awards are determined in accordance with AmeriSteel's Strategic Value Added Executive Short-Term Incentive Plan (the "SVA Plan"), the purpose of which is to award executives who substantially contribute in reaching specific annual performance goals.

         The SVA Plan is administered by the Executive Compensation Committee, none of whom may participate in the awards. The Executive Compensation Committee may appoint an officer of the Company to assist in the administration of the SVA Plan and it may grant authority to such person to execute documents on its behalf.

         The SVA Plan is designed to award for the attainment of a minimum return on average capital employed for the year as determined at the beginning of the fiscal year. Upon achievement, payments are made within two months of the end of the fiscal year provided, however, that all covenants governing the Company's indebtedness for borrowed money are met prior to and after giving effect to the payments. An award may also be paid in shares of the Company's Common Stock if so determined by the Chief Executive Officer and approved by the Board of Directors at any time prior to the payment of the award or in any combination of cash and shares.

         The Company has also implemented a performance based plan to award virtually all other individuals who do not participate in the SVA Plan. The Partners in Performance Plan "PIP" ties a portion of an employee's pay to established minimum performance requirements relative to the responsibilities of their position. Generally, employees at the steel minimills have performance criteria relating to tons of steel melted and/or tons of steel rolled, employees associated with the fabricating operation have performance criteria relating to manufacturing costs, employees at the rail products plants have performance criteria relating to tons of finished steel product produced, employees associated with the mills sales have performance criteria relating to tons shipped, and general and administrative employees have performance criteria relating to a combination of the above criteria. PIP awards are paid in cash in the month following month of attainment except production employees at the steel minimills and rail products operations, whose awards are paid the week following the week of attainment.

LONG TERM INCENTIVE COMPENSATION

         The Executive Compensation Committee believes that providing key employees, including executive officers, with the opportunity to acquire stock ownership over time is the most desirable way to align their interest with those of the Company's stockholders. Stock options, awarded under the Company's 1996 Equity Ownership Plan (the "EOP"), provide an incentive that focuses the attention of executive officers and other employees on managing the Company from the perspective of an owner with an equity interest in the business. In addition, stock options are a key part of the Company's program for motivating and rewarding managers over the long term.

         The Executive Compensation Committee, upon recommendation by the Chief Executive Officer, determines and makes final decisions regarding stock options, restricted stock and other awards under the EOP. Such factors as performance and responsibilities of individual managers and the management team as a whole in addition to general industry practices play an integral role in the determination of the number of options awarded to a particular senior executive or employee. Accordingly, the Company has granted stock options to a significant number of employees in various positions to afford them an opportunity to participate in the Company's future growth, particularly in the creation of value for all stockholders. In the fiscal year ended March 31, 1997, the Company granted stock options covering 79,350 shares to various employees, of which options covering 33,000 shares were granted to executive officers. In May 1997, the Company granted an additional 63,550 stock options to various employees of which 21,800 options were granted to executive officers. The options vest in one-third increments each year beginning approximately two years after the grant date.

         In September 1995, the Board of Directors approved, upon recommendation by the Executive Compensation Committee, a one time Stock Purchase/Option Plan identified as the Shares in Success Plan (the "SIS Plan"). The SIS Plan was made available to essentially all employees of the Company. Employees who purchased stock were awarded stock options equal to six times the number of shares purchased. A total of 37,689 shares were sold under the SIS Plan at a purchase price of $10.63 per share, with 32,448 of these shares remaining outstanding as of March 31, 1997. The options were granted at fair value at the date of the grant, as determined by an independent appraisal as of the end of the previous fiscal year-end. A total of 226,134 options were granted under the SIS Plan. No options remain available for future grant under this plan. The issued options become one-third vested two years from the grant date, another one-third vested three years from the grant date and the remaining balance vested four years from the grant date. Options may be exercised for up to 10 years from the grant date.

CHIEF EXECUTIVE OFFICER COMPENSATION FOR FISCAL 1997

         Mr. Casey's salary is set annually by the Executive Compensation Committee within the approved salary range and in accordance with the terms and conditions of his employment agreement. Mr. Casey's salary for fiscal 1997 was $255,000 which was unchanged from fiscal 1996. In fiscal 1997, Mr. Casey was awarded a bonus of $65,637 under the SVA Plan due to the attainment of certain performance targets. Mr. Casey did not participate in the stock options awards made under the EOP during the fiscal year due to his ownership position in the Company.

CONCLUSION

         The Executive Compensation Committee believes that current total compensation arrangements are reasonable and competitive. The Executive Compensation Committee believes fiscal 1997 compensation for executive officers is consistent with the current compensation philosophy and reflects corporate performance. The Executive Compensation Committee will continue to monitor and administer compensation programs for executive officers of the Company.

                  EXECUTIVE COMPENSATION COMMITTEE
                  Koichi Takashima - Committee Chairman
                  Akihiko Takashima
                  Ryutaro Yoshioka

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As of the end fiscal 1997, the members of the Company's Executive Compensation Committee were Messrs. Koichi Takashima, Akihiko Takashima, Ryutaro Yoshioka and Takeshi Fujimura. Mr. Fujimura was Chairman of the Executive Committee until June 25, 1997 and remains as a special advisor to the Chairman of AmeriSteel. None of the other members has at any time been an officer or employee of the Company.

         Mr. Fujimura was Advisor to the President of Kyoei Steel, until June 25, 1997, while the other members of the Committee continue to be executive officers and/or directors of Kyoei Steel. Two other members of the Company's Board of Directors are also executive officers and/or directors of Kyoei Steel.

                             EXECUTIVE COMPENSATION

         The tables and descriptive information set forth below are being furnished with respect to those persons who were the Company's Chief Executive Officer and its four most highly compensated executive officers, other than the Chief Executive Officer, whose salary and bonus exceeded $100,000 for the most recent fiscal year and one other individual for whom disclosure would have been required except that he was not an executive officer at the end of the most recent fiscal year (together, the "named executive officers"). Tables have been omitted where no compensation was awarded to, earned by or paid to any of the named executives required to be reported in any fiscal year covered by that table.

SUMMARY COMPENSATION TABLE

         The following table provides information concerning the annual compensation of each of the named executive officers of the Company for services rendered to the Company in each of the Company's last three fiscal years.

                                                                        LONG TERM COMPENSAION
                                       ANNUAL COMPENSATION                      AWARDS
                                                                      --------------------------
                                                                      RESTRICTED      SECURITIES
                                                                         STOCK        UNDERLYING  ALL OTHER
                                             SALARY       BONUS         AWARD(S)        OPTIONS  COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR        $           $             $(1)             #          $(2)
---------------------------         ----     -------    ---------     ----------      ---------- ------------
Phillip E. Casey                    1997     255,000         65,637             --             --      3,278
Chairman of the Board               1996     255,000         80,453             --             --      4,617
and Chief Executive Officer(3)      1995     249,167      2,692,170      4,500,000        250,000         --

J. Donald Haney                     1997     210,954         53,893             --          3,500      3,032
Vice President Fabricating          1996     196,974         64,445             --          1,368      2,620
Reinforcing Products                1995     216,594        140,995             --             --      4,137

Tom J. Landa                        1997     170,217         43,886             --             --      3,647
Vice President                      1996     160,389        153,019        150,000         12,960         --
and Chief Financial Officer(4)

James C. Hogue(5)                   1997     166,662         42,570             --          3,000      2,921
Vice President Human Resources      1996     155,712         50,944             --          1,080      2,735
                                    1995     180,936        105,872             --             --      3,422

James F. Oliver                     1997     121,978         83,009             --          3,000      2,332
Vice President                      1996     104,734         35,957             --            738      2,096
Knoxville Steel Mill Division       1995     119,856             --             --             --      1,936

Thomas G. Creed(5)                  1997     156,408         39,935             --             --    593,569
President                           1996     256,308         82,671             --          2,500      2,481
and Chief Operating Officer         1995     282,204        221,779             --             --      4,748


(1) The shares of restricted stock shown are subject to a substantial risk of forfeiture which for Mr. Casey lapses at the rate of 20% a year beginning as of June 1, 1995 and for Mr. Landa lapses at a rate of 33% beginning as of April 1, 1997. At the end of fiscal 1997, the aggregate restricted stock holdings and value of such holdings were for Mr. Casey 450,000 shares and $6,075,000, respectively, and for Mr. Landa 12,000 shares and $162,000, respectively. Dividends, if declared and paid on the Company's common stock generally, are payable on the shares at the same rate as paid to all stockholders.

(2) These amounts consist of Company matching contributions made pursuant to the Company's Savings Plan, except for Mr. Creed which amount includes a one-time payment of $591,600 from the Supplemental Retirement Plan in connection with his retirement in November 1996.

(3) For 1995, Mr. Casey's salary covers ten months of employment beginning June 1, 1994, whereas his bonus includes a one-time signing bonus of $500,000 and a $1,946,000 tax bonus. See "Employment Agreements" for more information.

(4) Includes a $100,000 signing bonus pursuant to Mr. Landa's employment offer in April 1995.

(5) Messrs. Creed and Hogue retired from their officer positions with the Company in November 1996 and May 1997, respectively.


OPTIONS GRANTS TABLE

         The following table shows information concerning stock options granted during fiscal 1997 for the "named executive officers."

                               INDIVIDUAL GRANTS                                                      POTENTIAL REALIZABLE
                         -------------------------------                                                 VALUE AT ASSUMED
                          NUMBER OF         % OF TOTAL                                                ANNUAL RATES OF STOCK
                         SECURITIES           OPTIONS           EXERCISE                                PRICE APPRECIATION
                          UNDERLYING         GRANTED TO         OR BASE                                   FOR OPTION TERM
                           OPTIONS          EMPLOYEES IN          PRICE           EXPIRATION          ----------------------
      NAME                 GRANTED          FISCAL YEAR           ($/SH)             DATE              5%($)          10%($)
------------------       -----------        ------------        --------          ----------          ------          ------
Phillip E. Casey              --                 --                  --                  --               --              --
J. Donald Haney            3,500               4.41%              12.50             5/31/06           27,514          69,726
Tom J. Landa                  --                 --                  --                  --               --              --
James C. Hogue(1)          3,000               3.78%              12.50             5/31/06           23,584          59,765
James F. Oliver            3,000               3.78%              12.50             5/31/06           23,584          59,765
Thomas G. Creed(1)         2,500               3.15%              12.50             5/31/06           19,653          49,804



         The options were granted under the Company's Equity Ownership Plan and vest over four years at an exercise price of $12.50 per share.

(1) Messrs. Creed and Hogue forfeited their options upon retirement in November 1996 and May 1997, respectively.

OPTION EXERCISES AND YEAR-END VALUE TABLE

         No stock options were exercised by any of the Company's executive officers during fiscal 1997. The following table shows information concerning stock option values as of the end of fiscal 1997 for each "named executive officer."

                                                            VALUE OF OPTIONS
                            NUMBER OF OPTIONS          EXERCISABLE/UNEXERCISABLE
       NAME            EXERCISABLE/UNEXERCISABLE                  $(1)
----------------       -------------------------       -------------------------
Phillip E. Casey                   0                               0
Tom J. Landa                    0/12,960                        0/12,960
J. Donald Haney                 0/ 4,868                        0/ 4,868
James C. Hogue                  0/ 4,080                        0/ 4,080
James F. Oliver                 0/ 3,738                        0/ 3,738
Thomas G. Creed                    0                               0


(1) This represents the amount by which the latest appraisal exceeds the exercise price of the options held by the named executive officer. The latest independent appraisal of the Company's common stock, made as of March 31, 1997, sets forth a fair market value per share of $13.50.

(2) Messrs. Creed and Hogue forfeited their options upon retirement in November 1996 and May 1997, respectively.



EMPLOYMENT AGREEMENTS

         Effective June 1, 1994, the Company entered into an employment agreement with Phillip E. Casey to serve as the Company's Chairman of the Board of Directors and Chief Executive Officer. The Agreement includes a one time signing bonus of $500,000, annual base salary of $300,000, equity interest of 7.5% of the outstanding common stock of the Company ($4.5 million to vest ratably over five years), a tax bonus in the amount of $1,946,000 paid to Mr. Casey with respect to his receipt of the 7.5% equity interest, and other benefits commensurate with his position. In addition, Mr. Casey was granted and exercised an option to purchase an additional 2.5% of the outstanding common stock of the Company for $1.5 million. The agreement provides for certain termination benefits and places restrictions on the disposition of the Company's stock.

PENSION BENEFIT

         The table below sets forth the estimated annual benefits, payable as a single life annuity beginning at retirement at age 65, at various remuneration levels and for representative years of service at normal retirement date, under the Company's tax qualified noncontributory defined benefit pension plan (the "Retirement Plan"). Also, set forth below this section is information about the estimated annual benefits (also reported as a single life annuity beginning at retirement at age 65) payable under the Company's Supplemental Retirement Plan.

                      ESTIMATED ANNUAL RETIREMENT BENEFIT

            FINAL
           AVERAGE                                YEARS OF SERVICE
        COMPENSATION       20 YEARS          25 YEARS          30 YEARS          35 YEARS          40 YEARS
        ------------       --------          --------          --------          --------          --------
         $ 100,000         $ 27,070          $ 33,837          $ 40,604          $ 47,372          $ 52,372
         $ 150,000           42,070            52,587            63,104            73,622            81,122
         $ 200,000           57,070            71,337            85,604            99,872           109,872


         Under the Retirement Plan, the compensation taken into account generally includes all salary, bonuses and other taxable compensation, subject to a $150,000 per year limitation. The final average compensation for the named executive officers for purposes of the Retirement Plan for 1997 is $150,000. The years of credited service for the named executive officers for the Retirement Plan are three years for Phillip E. Casey, 39 years for J. Donald Haney, two years for Tom J. Landa, seven years for James F. Oliver, and 23 years for Thomas
G. Creed. The benefits under the Retirement Plan are not subject to any deduction for Social Security or other offset amounts.

SUPPLEMENTAL RETIREMENT PLAN

         The Company maintains a nonqualified, unfunded Supplemental Retirement Plan (the "SRP"), which provides certain officers defined pension benefits in addition to those provided under the Company's other plans. The SRP provides an annual retirement benefit equal to the greater of (i) 50% of final average compensation without regard to the $150,000 limit, and (ii) 2.4% of final average compensation multiplied by years of service (up to 25), plus 1% of final average compensation multiplied by years of service in excess of 25 (up to 10), less (in either case) amounts to which the participant is entitled under other retirement plans of the Company and prior employers and under Social Security. Upon retirement at November 1, 1996 Thomas Creed received a one-time payment of $591,600 for supplemental retirement benefit. As of March 31, 1997 the Company has accrued approximately $138,500 in supplemental retirement benefits for the then two remaining active employees (James C. Hogue and J. Donald Haney) covered by the SRP. No other named executive officer is covered by the SRP.

         In connection with the acquisition of FLS Holdings Inc. by Kyoei Steel, the officers covered by this Plan have all waived their rights to an immediate lump sum payment, provided, that if such officers are terminated without Cause (as defined in the severance agreements entered into with such officers), resign for Good Reason (as defined in the severance agreements) or die, retire or become disabled, then such officers will be entitled to receive the amounts they would have received had such officers not waived the above described rights.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         AmeriSteel has entered into a Tax Sharing Agreement with FLS Holdings Inc., the Company's parent who owns 89% of the outstanding Common Stock. The Tax Sharing Agreement provides for the Company to fund federal and state and local income tax liabilities arising from consolidated filings. For fiscal 1997, FLS Holdings Inc. incurred no income tax liability on an unconsolidated basis.

         The Company has entered into a Technical Assistance Agreement with Japan based Kyoei Steel. Kyoei Steel owns 100% of FLS Holdings Inc. This agreement requires AmeriSteel to pay fair market value rates for engineering consulting services provided by Kyoei Steel. There were no consulting services provided by Kyoei Steel during fiscal 1997.


           RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

         The firm of Arthur Andersen LLP has been the Company's independent certified public accountants since fiscal 1995. Arthur Andersen LLP has been recommended by the Audit Committee and approved by the Board of Directors as the Company's independent certified public accountants for the year ending March 31, 1998. Selection of the Company's independent certified public accountants is not required by the Company's By-Laws or otherwise.

                      (This page intentionally left blank)